EX10.23

F O R M
QUIKSILVER, INC.
2013 PERFORMANCE INCENTIVE PLAN
PERFORMANCE RESTRICTED STOCK UNIT AGREEMENT
(Employee Grant)

Participant:    _______________
Grant Date:    _______________
Number of Restricted
Stock Units Granted:    _______________

THIS PERFORMANCE RESTRICTED STOCK UNIT AGREEMENT (this “Agreement”) is dated as of [_______________, 20__] (the “Grant Date”) and is entered into by and between Quiksilver, Inc., a Delaware corporation (the “Corporation”), and the Participant specified above (the “Participant”).
WHEREAS, pursuant to the Quiksilver, Inc. 2013 Performance Incentive Plan (the “Plan”), the Corporation has granted to the Participant, effective as of the Grant Date, a credit of stock units under the Plan (the “Award”), upon the terms and conditions set forth herein and in the Plan.
NOW, THEREFORE, in consideration of services rendered and to be rendered by the Participant, and the mutual promises made herein and the mutual benefits to be derived therefrom, the parties agree as follows:
1.Defined Terms. Capitalized terms used herein and not otherwise defined in the attached Appendix or elsewhere herein shall have the meaning assigned to such terms in the Plan.
2.Grant. Subject to the terms of this Agreement, the Corporation hereby grants to the Participant an award with respect to the “Number of Restricted Stock Units Granted” as set forth above stock units (subject to adjustment as provided in Section 7.1 of the Plan) (the “Restricted Stock Units”). As used herein, the term “restricted stock unit” shall mean a non-voting unit of measurement which is deemed for bookkeeping purposes to be equivalent to one outstanding share of the Corporation’s Common Stock (subject to adjustment as provided in Section 7.1 of the Plan) solely for purposes of the Plan and this Agreement. The Restricted Stock Units shall be used solely as a device for the determination of the payment to eventually be made to the Participant if such Restricted Stock Units vest pursuant to Section 3. The Restricted Stock Units shall not be treated as property or as a trust fund of any kind.
3.Vesting. Subject to Sections 5, 9 and 10 below, the Award shall vest and become nonforfeitable based on the achievement of the performance goals established by the Administrator

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and set forth on Exhibit A attached hereto, incorporated herein by this reference. The “Number of Restricted Stock Units Granted” as set forth above is divided into two separate tranches as follows: one-half (1/2) of such Number of Restricted Stock Units Granted (rounded to the nearest whole unit) will be eligible to vest with respect to a performance measurement period consisting of the 2015 Performance Period (the “2015 Stock Units”), and one-half (1/2) of such Number of Restricted Stock Units Granted (rounded to the nearest whole unit) will be eligible to vest with respect to a performance measurement period consisting of the 2016 Performance Period (the “2016 Stock Units”). The “2015 Performance Period” means the Corporation’s 2015 fiscal year. The “2016 Performance Period” means the Corporation’s 2016 fiscal year. In each case, the number of 2015 Stock Units and the number of 2016 Stock Units that vest may range from zero (0) to two hundred percent (200%) of the allocated portion of the Number of Restricted Stock Units Granted as a result of the performance modifiers set forth in Exhibit A attached hereto.
4.Termination of Agreement. To the extent that the Restricted Stock Units have not become vested as of the last day of the Corporation’s 2016 fiscal year (after giving effect to the Administrator’s determination of performance with respect to the performance periods ending on such date), this Agreement shall terminate and the Restricted Stock Units shall be cancelled and forfeited to the Corporation for no consideration.
5.Continuance of Employment or Service Required; No Employment or Service Commitment. Except as provided in Section 9 of this Agreement, vesting of the 2015 Stock Units and the 2016 Stock Units requires continued Service of the Participant from the Grant Date through the last day of the Corporation’s 2016 fiscal year (the “Vesting Date”) as a condition to the vesting of the Restricted Stock Units and the rights and benefits under this Agreement. Except as provided in Section 9 of this Agreement, Service for only a portion of the vesting period, even if a substantial portion and regardless of whether the performance goals set forth on Exhibit A hereto are satisfied, will not entitle the Participant to any proportionate vesting or avoid or mitigate a termination of rights and benefits upon or following a termination of employment or services as provided in Section 9 below or under the Plan.
Nothing contained in this Agreement or the Plan constitutes an employment or service commitment by the Corporation, affects the Participant’s status as an employee at will who is subject to termination without cause, confers upon the Participant any right to remain employed by or in service to the Corporation (or any Parent or Subsidiary), interferes in any way with the right of the Corporation (or any Parent or Subsidiary) at any time to terminate such employment or services, or affects the right of the Corporation (or any Parent or Subsidiary) to increase or decrease the Participant’s other compensation or benefits. Nothing in this section, however, is intended to adversely affect any independent contractual right of the Participant without his or her consent thereto.
6.Dividend and Voting Rights. The Participant shall have no rights as a stockholder of the Corporation, no dividend rights and no voting rights with respect to the Restricted Stock Units and any shares of Common Stock underlying or issuable in respect of such Restricted Stock Units unless and until such shares of Common Stock are actually issued to and held of record by

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the Participant. No adjustments will be made for dividends or other rights of a holder for which the record date is prior to the date of issuance of such shares.
7.Restrictions on Transfer. Neither the Restricted Stock Units, nor any interest therein nor amount payable in respect thereof may be sold, assigned, transferred, pledged or otherwise disposed of, alienated or encumbered (collectively, a “Transfer”), either voluntarily or involuntarily. The Transfer restrictions in the preceding sentence shall not apply to (i) transfers to the Corporation, or (ii) transfers by will or the laws of descent and distribution. After any Restricted Stock Units have vested and shares of Common Stock have been issued with respect thereto, the Participant shall be permitted to Transfer such shares of Common Stock, subject to applicable securities law requirements, the Corporation’s insider trading policies, and other applicable laws and regulations.
8.Timing and Manner of Payment of Stock Units. On or as soon as administratively practical following the Administrator’s determination of the extent (if any) to which the applicable performance goals are satisfied for the 2016 Performance Period (and in all events during calendar year 2016), the Corporation shall deliver to the Participant a number of shares of Common Stock (either by delivering one or more certificates for such shares or by entering such shares in book entry form, as determined by the Corporation in its discretion) equal to the number of Restricted Stock Units subject to this Award that vest pursuant to the terms hereof. The Corporation’s obligation to deliver shares of Common Stock or otherwise make payment with respect to vested Restricted Stock Units is subject to the condition precedent that the Participant or other person entitled under the Plan to receive any shares with respect to the vested Restricted Stock Units deliver to the Corporation any representations or other documents or assurances required pursuant to Section 8.1 of the Plan. The Participant shall have no further rights with respect to any Restricted Stock Units that are paid or that terminate pursuant to Section 9.
9.Effect of Termination of Service.
(a)Termination of Service. The Participant’s Stock Units shall, except as otherwise expressly provided below, automatically terminate and be cancelled if the Participant’s Service terminates for any reason prior to the Vesting Date. The Participant’s 2015 Stock Units shall automatically be deemed to have terminated and been cancelled as of the end of the 2015 Performance Period to the extent that they are not credited based on performance during the 2015 Performance Period. The Participant’s 2016 Stock Units shall automatically be deemed to have terminated and been cancelled as of the end of the 2016 Performance Period, to the extent that they are not credited based on performance during that Performance Period. The Participant shall have no further rights with respect to any Stock Units that terminate and are cancelled pursuant to this Agreement. Notwithstanding the foregoing provisions, if the Participant incurs a Qualifying Termination at any time before the Vesting Date, the Participant shall be deemed to have continued in Service through the Vesting Date for purposes of the Award and, in such circumstances, the number of the Participant’s Restricted Stock Units that are eligible to vest hereunder shall be determined in accordance with the applicable provisions set forth below in this Section 9 and Section 10.

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(b)Qualifying Termination in 2015 Performance Period. In the event that the Participant’s Service terminates during the 2015 Performance Period due to the Participant’s Qualifying Termination:

◦
the number of 2015 Stock Units shall be pro-rated based on the ratio of the number of calendar days in the 2015 Performance Period that occurred while the Participant was in Service (including the date of such termination of Service) to the total number of calendar days in the 2015 Performance Period;

◦
such pro-rated number of Stock Units for the 2015 Performance Period shall remain outstanding and eligible to vest at the end of that performance period as though the Participant’s Service had not terminated (but, for purposes of clarity, giving effect to such pro-ration);

◦	the Participant’s 2016 Stock Units shall terminate and be cancelled on the date of such termination of Service.
(c)Qualifying Termination in 2016 Performance Period. In the event that the Participant’s Service terminates during the 2016 Performance Period due to the Participant’s Qualifying Termination:

◦
the 2015 Stock Units shall be paid (to the extent the related performance vesting conditions were satisfied and such units had not previously been paid) at the time provided in Section 8 above as though the Participant’s Service had not terminated;

◦
the number of 2016 Stock Units shall be pro-rated based on the ratio of the number of calendar days in the 2016 Performance Period that occurred while the Participant was in Service (including the date of such termination of Service) to the total number of calendar days in the 2016 Performance Period;

◦
such pro-rated number of Stock Units for the 2016 Performance Period shall remain outstanding and eligible to vest at the end of that performance period as though the Participant’s Service had not terminated (but, for purposes of clarity, giving effect to such pro-ration).

10.Adjustments Upon Specified Events; Change in Control Event. Upon the occurrence of certain events relating to the Corporation’s stock contemplated by Section 7.1 of the Plan (including, without limitation, an extraordinary cash dividend on such stock), the Administrator shall make adjustments in accordance with such section in the number of Restricted Stock Units then outstanding and the number and kind of securities that may be issued in respect of the Award. Section 7.2 of the Plan shall not apply with respect to the Award, but the Award is subject to adjustment in connection with a Change in Control Event as follows:

•	If a Change in Control Event occurs during the 2015 Performance Period, and in connection with such Change in Control Event the Corporation ceases to exist or

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ceases to exist as a public company with respect to its Common Stock, the number of 2015 Stock Units and 2016 Stock Units shall each be determined by deeming each of the performance conditions for the applicable Performance Period satisfied at the target/100% level; provided, however, that if and to the extent the Administrator determines that the Corporation’s actual performance for 2015 through the date of the Change in Control Event exceeds such target/100% level (with the applicable performance targets being prorated for the period from the beginning of the Corporation’s 2015 fiscal year through the date of the Change in Control Event), the Administrator may determine a greater number of 2015 Stock Units to reflect such actual performance level.

•
If a Change in Control Event occurs during the 2016 Performance Period, and in connection with such Change in Control Event the Corporation ceases to exist or ceases to exist as a public company with respect to its Common Stock, the 2015 Stock Units shall be paid (to the extent the related performance vesting conditions were satisfied and such units had not previously been paid) as otherwise provided, but the number of 2016 Stock Units shall be determined by deeming the performance conditions for the 2016 Performance Period satisfied at the target/100% level; provided, however, that if and to the extent the Administrator determines that the Corporation’s actual performance for the 2016 Performance Period through the date of the Change in Control Event exceeds such target/100% level (with the 2016 performance target being prorated for the period from the beginning of the 2016 Performance Period through the date of the Change in Control Event), the Administrator may determine a greater number of 2016 Stock Units to reflect such actual performance level.

•
If the Participant incurs a Qualifying Termination prior to the Change in Control Event, the Restricted Stock Units shall be subject to proration as provided in Section 9 above. If the Participant incurs a Qualifying Termination upon or after the Change in Control Event, the Participant shall be entitled to full payment of the Participant’s Restricted Stock Units that vest and become payable in accordance with the terms hereof with no pro-ration that would otherwise be provided for in Section 9 above. In each case, subject to the following paragraph, the Participant’s vested Restricted Stock Units shall be paid at the time provided in Section 8.

In connection with a Change in Control Event, the Administrator may terminate and liquidate the Award and distribute all vested benefits hereunder in accordance with the requirements of Treasury Regulation 1.409A-3(j)(4)(ix)(A), (B) or (C) promulgated under Section 409A of the Code (or any similar successor provision), which regulation generally provides that a deferred compensation arrangement may be terminated within twelve (12) months following a dissolution or change in control of the Corporation or may be terminated if the Corporation also terminates all other similar deferred compensation arrangements and distributes all benefits under the Award not less than twelve (12) months and not more than twenty-four (24) months following such termination; provided that, in connection with any such Change in Control Event in which the Award is to be so terminated, the Administrator shall deem the performance conditions for any Performance Period

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in effect, or that has not otherwise commenced, as of the date of such Change in Control Event to have been satisfied at not less than the target/100% level.
11.Taxes. The Corporation (or any Parent or Subsidiary last employing the Participant) shall be entitled to require a cash payment by or on behalf of the Participant and/or to deduct from other compensation payable to the Participant any sums required with respect to Withholding Taxes. Alternatively, the Participant or other person in whom the Restricted Stock Units vest may irrevocably elect, in such manner and at such time or times prior to any applicable tax date as may be permitted or required under rules established by the Corporation, to have the Corporation withhold and reacquire shares of Common Stock at their Fair Market Value at the time of vesting to satisfy all or part of the statutory minimum Withholding Taxes of the Corporation (or any Parent or Subsidiary) with respect to such vesting. Any election to have shares so held back and reacquired shall be subject to such rules and procedures, which may include prior approval of the Corporation, as the Corporation may impose.
12.Notices. Any notice required to be given or delivered to the Corporation under the terms of this Agreement shall be in writing and addressed to the Corporation at its principal corporate offices to the attention of the Secretary. Any notice required to be given or delivered to the Participant shall be in writing and addressed to the Participant at the Participant’s last address reflected on the Corporation’s payroll records. All notices shall be deemed effective upon personal delivery or upon deposit in the U.S. mail, postage prepaid and properly addressed to the party to be notified, but if the Participant is no longer an Employee, such notice shall be deemed effective five business days after the date mailed in accordance with the foregoing provisions of this Section 12.
13.Plan. The Restricted Stock Units and all rights of the Participant under this Agreement are subject to the terms and conditions of the provisions of the Plan, incorporated herein by reference. The Participant agrees to be bound by the terms of the Plan and this Agreement. The Participant acknowledges having read and understanding the Plan, the Plan Summary and Prospectus for the Plan, and this Agreement. Unless otherwise expressly provided in other sections of this Agreement, provisions of the Plan that confer discretionary authority on the Board or the Administrator do not (and shall not be deemed to) create any rights in the Participant unless such rights are expressly set forth herein or otherwise in the sole discretion of the Board or the Administrator so conferred by appropriate action of the Board or the Administrator under the Plan after the date hereof.
14.Entire Agreement. This Agreement and the Plan together constitute the entire agreement and supersede all prior understandings and agreements, written or oral, of the parties hereto with respect to the subject matter hereof. Without limiting the generality of the foregoing, the provisions of this Agreement supersede any conflicting provisions which may appear in any employment agreement between the parties hereto. The Plan and this Agreement may be amended pursuant to Section 8.6 of the Plan. Such amendment must be in writing and signed by the Corporation. The Corporation may, however, unilaterally waive any provision hereof in writing to the extent such waiver does not adversely affect the interests of the Participant hereunder, but no such waiver shall operate as or be construed to be a subsequent waiver of the same provision or a waiver of any other provision hereof.

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15.Limitation on Participant’s Rights. Participation in the Plan confers no rights or interests other than as herein provided. This Agreement creates only a contractual obligation on the part of the Corporation as to amounts payable and shall not be construed as creating a trust. Neither the Plan nor any underlying program, in and of itself, has any assets. The Participant shall have only the rights of a general unsecured creditor of the Corporation with respect to amounts credited and benefits payable, if any, with respect to the Restricted Stock Units, and rights no greater than the right to receive the Common Stock as a general unsecured creditor with respect to Restricted Stock Units, as and when payable hereunder.
16.Counterparts. This Agreement may be executed simultaneously in any number of counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.
17.Section Headings. The section headings of this Agreement are for convenience of reference only and shall not be deemed to alter or affect any provision hereof.
18.Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Delaware without regard to conflict of law principles thereunder.
19.Construction. It is intended that the terms of the Award will not result in the imposition of any tax liability pursuant to Section 409A of the Code. It is further intended that the Award will qualify as performance-based compensation (to the extent possible) within the meaning of Section 162(m) of the Code. This Agreement shall be construed and interpreted consistent with the foregoing intents.
20.No Advice Regarding Grant. The Participant is hereby advised to consult with his or her own tax, legal and/or investment advisors with respect to any advice the Participant may determine is needed or appropriate with respect to the Restricted Stock Units (including, without limitation, to determine the foreign, state, local, estate and/or gift tax consequences with respect to the Award). Neither the Corporation nor any of its officers, directors, affiliates or advisors makes any representation (except for the terms and conditions expressly set forth in this Agreement) or recommendation with respect to the Award. Except for the withholding rights set forth in Section 11 above, the Participant is solely responsible for any and all tax liability that may arise with respect to the Award.
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IN WITNESS WHEREOF, the Corporation has caused this Agreement to be executed on its behalf by a duly authorized officer and the Participant has hereunto set his or her hand as of the date and year first above written.

QUIKSILVER, INC., a Delaware corporation By: ______________________________ Print Name: _______________________ Its: ______________________________
PARTICIPANT _________________________________ Signature _________________________________ Print Name

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EXHIBIT A
PERFORMANCE-BASED REQUIREMENTS

For each of the 2015 Performance Period and the 2016 Performance Period (each, a “Performance Period”), the Participant shall be credited with a number of Restricted Stock Units based on (1) the Corporation’s actual EBITDA for that Performance Period in comparison with the EBITDA Performance Target established by the Administrator for that Performance Period, and (2) the Corporation’s actual Free Cash Flow for that Performance Period in comparison with the Free Cash Flow Performance Target established by the Administrator for that Performance Period (as each such performance metric is defined below).
For each Performance Period, the Restricted Stock Units that relate to that Performance Period will be allocated as follows:

•	Fifty percent (50%) of the Restricted Stock Units that relate to that Performance Period shall be eligible to vest based on the Corporation’s EBITDA for that Performance Period (the “EBITDA Tranche”).

•
Fifty percent (50%) of the Restricted Stock Units that relate to that Performance Period shall be eligible to vest based on the Corporation’s Free Cash Flow for that Performance Period (the “Free Cash Flow Tranche”).

•
Each of the EBITDA Tranche and the Free Cash Flow Tranche for the applicable Performance Period (each, a “Vesting Tranche”) shall vest based on the Corporation’s actual performance for the Performance Period relative to the applicable Performance Target established by the Administrator for that Performance Period.

•	For the 2015 Performance Period, the Administrator has approved the following Performance Targets, with the percentage of each Vesting Tranche that will be credited to be determined as follows:

EBITDA	Free Cash Flow	Vesting Percentage

•
If the Company’s actual performance, as to a particular performance metric, is between two levels specified in the applicable table above, the percentage of the Vesting Tranche related to that performance metric that vests shall be determined by linear interpolation between the vesting percentages for those two levels.

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•	At the beginning of the Corporation’s 2016 fiscal year, the Administrator will establish the specific EBITDA and Free Cash Flow performance targets for the 2016 Performance Period.

•	In no event shall any Vesting Tranche vest as to more than two hundred percent (200%) of the Restricted Stock Units subject to that Vesting Tranche.
Definitions and Adjustments
For purposes of the Award, the following definitions will apply:
“EBITDA” as to a particular period means the Corporation’s consolidated earnings before interest, taxes, depreciation and amortization for that period determined in accordance with GAAP.
“Free Cash Flow” as to a particular period means (a) the Corporation’s GAAP EBITDA for that period, (b) less the Corporation’s cash interest expense, cash income taxes and capital expenditures, plus non-cash stock compensation and changes in working capital for that period.
“GAAP” means U.S. generally accepted accounting principles.
For purposes of calculating EBITDA and Free Cash Flow for a particular period, the EBITDA and Free Cash Flow for that period shall be adjusted (without duplication) for the following items:

(a)
increased or decreased to eliminate the financial statement impact of acquisitions and costs associated with such acquisitions and the costs incurred in connection with potential acquisitions that are required to be expensed under GAAP;

(b)
increased or decreased to eliminate the financial statement impact of divestitures and costs associated with such divestitures and the costs incurred in connection with potential divestitures that are required to be expensed under GAAP;

(c)
increased or decreased to eliminate the financial statement impact of financing costs or costs related to the restructuring of any of the Company’s equity investments (that are accounted for under the equity method of accounting) that are required to be expensed under GAAP;

(d)
increased or decreased to eliminate the financial statement impact of any new changes in accounting standards announced during the year that are required to be applied during the year in accordance with GAAP;

(e)	increased or decreased to eliminate the financial statement impact of restructuring charges that are required to be expensed (or reversed) under GAAP;

(f)	increased or decreased to eliminate the financial statement impact of goodwill and intangible asset impairment charges that are required to be recorded under GAAP;

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(g)	increased or decreased to eliminate the financial statement impact of legal settlements that have an impact on revenues or expenses under GAAP;

(h)	increased or decreased to eliminate the financial statement impact of exiting, or substantially altering the terms or basis of operation of, a specific country, property or offering.

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APPENDIX
The following definitions shall be in effect under this Agreement:
A.    “Cause” means (a) to the extent (if any) the Participant is a party to a written employment agreement with the Corporation that defines such term in the context of a termination of employment by the Corporation triggering severance benefits if such a termination of employment is by the Corporation without “Cause” (or similar term), the definition of “Cause” (or similar term) provided in such agreement; and (b) if the Participant is not a party to such a written employment agreement with the Corporation, Misconduct.
B.    “Change in Control Event” shall mean the occurrence of (a) a “change in the ownership” of the Corporation within the meaning of Treasury Regulation 1.409A-3(i)(5)(v), (b) a “change in the effective control” of the Corporation within the meaning of Treasury Regulation 1.409A-3(i)(5)(vi)(A) (replacing “30 percent” with “50 percent” as used in paragraph (1) of such regulation), or (c) a change “in the ownership of a substantial portion of the assets” of the Company within the meaning of Treasury Regulation 1.409A-3(i)(5)(vii).
C.    “Employee” shall mean any individual who is in the employ of the Corporation (or any Parent or Subsidiary), subject to the control and direction of the employer entity as to both the work to be performed and the manner and method of performance.
D.    “Fair Market Value” shall have the meaning given to such term in Section 5.6 of the Plan.
E.    “Misconduct” shall mean the commission of any act of fraud, embezzlement or dishonesty by the Participant, any unauthorized use or disclosure by such person of confidential information or trade secrets of the Corporation (or any Parent or Subsidiary), or any other intentional misconduct by such person adversely affecting the business or affairs of the Corporation (or any Parent or Subsidiary) in a material manner. The foregoing definitions shall not be deemed to be inclusive of all the acts or omissions which the Corporation (or any Parent or Subsidiary) may consider as grounds for the dismissal or discharge of any Participant or other person in the Service of the Corporation (or any Parent or Subsidiary).
F.     “Parent” shall mean any corporation (other than the Corporation) in an unbroken chain of corporations ending with the Corporation, provided each corporation in the unbroken chain (other than the Corporation) owns, at the time of the determination, stock possessing fifty percent (50%) or more of the total combined voting power of all classes of stock in one of the other corporations in such chain.
G.    “Permanent Disability” or “Permanently Disabled” shall mean the inability of the Participant to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which is both (i) expected to result in death or determined to be total and permanent by two (2) physicians selected by the Corporation or its

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insurers and acceptable to the Participant (or the Participant’s legal representative), and (ii) to the extent the Participant is eligible to participate in the Corporation’s long-term disability plan, entitles the Participant to the payment of long-term disability benefits from the Corporation’s long-term disability plan. The process for determining a Permanent Disability in accordance with the foregoing shall be completed no later than the later of (i) the close of the calendar year in which the Participant’s Service terminates by reason of the physical or mental impairment triggering the determination process or (ii) the fifteenth day of the third calendar month following such termination of Service.
H    “Qualifying Termination” shall mean a termination of the Participant’s Service either (i) by the Corporation (or the Subsidiary that employs the Participant, as the case may be) other than for Cause, (ii) due to the Participant’s death or Permanent Disability, or (iii) to the extent (if any) the Participant is a party to a written employment agreement with the Corporation that includes severance benefits in the event of a termination of employment by the Participant for “Good Reason” (or similar term), such a termination of employment by the Participant that entitles the Participant to such severance benefits pursuant to such employment agreement; provided, however, that a termination of a Participant’s employment shall not constitute a Qualifying Termination under clause (i) or clause (iii) of this paragraph unless the Participant timely satisfies any release or similar conditions imposed on severance benefits the Participant may be entitled to receive in connection with such termination pursuant to a written employment agreement between the Participant and the Corporation or, if there is no such agreement or such agreement does not provide for such benefits, the Participant executes and delivers to the Corporation a release of claims in a form acceptable to the Corporation within forty-five (45) days after the Participant is provided such form of release and the Participant does not revoke such release within any revocation period provided by applicable law.
I.    “Service” shall mean the performance of services for the Corporation (or any Parent or Subsidiary) by a person in the capacity of an Employee. Participant shall be deemed to cease Service immediately upon the occurrence of either of the following events: (i) the Participant no longer performs services in the capacity of an Employee for the Corporation or any Parent or Subsidiary; or (ii) the entity for which the Participant is performing such services ceases to remain a Parent or Subsidiary of the Corporation, even though the Participant may subsequently continue to perform services for that entity.
J.    “Withholding Taxes” shall mean the federal, state and local income and employment withholding taxes to which the Participant may become subject in connection with the issuance or vesting of Restricted Stock Units or upon the disposition of shares acquired pursuant to this Agreement.

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CONSENT OF SPOUSE
In consideration of the execution of the foregoing Performance Restricted Stock Unit Agreement by Quiksilver, Inc., I, _____________________________, the spouse of the Participant therein named, do hereby join with my spouse in executing the foregoing Performance Restricted Stock Unit Agreement and do hereby agree to be bound by all of the terms and provisions thereof and of the Plan.
Dated:    ____________, 20__

Signature of Spouse

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